Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Regulus Therapeutics Inc. for the registration of 27,779,028 shares of its common stock and to the incorporation by reference therein of our reports dated March 18, 2019, with respect to the financial statements of Regulus Therapeutics Inc., and the effectiveness of internal control over financial reporting of Regulus Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 5, 2019